                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                              (Amendment No. 7)*

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                Innerdyne, Inc.
                ----------------------------------------------
                               (Name of Issuer)

                                 Common Stock
                ----------------------------------------------
                        (Title of Class of Securities)

                                  45764D 10 2
                ----------------------------------------------
                                (CUSIP Number)


                               December 31, 2000
--------------------------------------------------------------------------------
           (Date of Event, Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]          Rule 13d-1(b)

     [_]          Rule 13d-1(c)

     [_]          Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45764D 10 2                                          Page 2 of 4 Pages


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS.

      Burr, Egan Deleage & Co.   04-2681308

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11

      N/A -- All holdings were sold as of 3/8/00
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      1A

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                    ITEM 1.

(a)  Name of Issuer: Innerdyne, Inc. ("Issuer")

(b)  Address of Issuer's Principal Executive Offices:

        1244 Reamwood Ave.
        Sunnyvale, CA 94089

ITEM 2.

(a)  Name of Person Filing:

     Burr, Egan, Deleage & Co.

(b)  Address of Principal Business Office:


          200 Clarendon St.  Floor 51
          Boston, MA  02116

(c)  Citizenship/Place of Organization:
     Massachusetts

(d)  Title of Class of Securities:  Common Stock

(e)  CUSIP Number:       45764D 10 2

ITEM 3. Not applicable

ITEM 4. OWNERSHIP.
      (A)  AMOUNT BENEFICIALLY OWNED:        0
      (B)  PERCENT OF CLASS:                 N/A -- all holdings were
                                                    sold as of 3/8/00
      (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

        (I)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE: N/A
        (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE: N/A/

        (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:  N/A
        (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: N/A

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Exit filing--all holdings were sold as of 3/8/00

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

No reporting person is a member of a group as defined in Section 240.13d-1(b)(1)(ii)(H) of the Act.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable

ITEM 10.  CERTIFICATION

Not applicable

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 8, 2001


Burr, Egan, Deleage & Co.


By: /s/ Eileen McCarthy
   ------------------------
        Eileen McCarthy
        Vice President